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Exhibit 15

November 7, 2008

GFI Group Inc.
55 Water Street
New York, NY 10041

        We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of GFI Group Inc. and subsidiaries for the periods ended September 30, 2008, and 2007, and have issued our report dated November 7, 2008. As indicated in our report, because we did not perform an audit, we expressed no opinion on that information.

        We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, is being incorporated by reference in Registration Statements No. 333-122905 and No. 333-152027 on Form S-8.

        We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

New York, New York

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  Exhibit 15